Addendum to Unprotected Lease Agreement Dated
March 1, 2011

Made and executed in Yokneam, Israel on the 3rd day of the month of May, 2016

Between:
Shaar Yokneam Limited Registered Partnership
(Partnership No. 550014666)
By its authorized signatories
Messrs. Avi Levi (ID. No. 051974921)
Daniel Lavon (ID. No. 31354724)
Who are authorized to sign in the name of the Partnership and bind the Partnership with their signature
Whose address for the purpose of this Addendum is
C/O Melisron Ltd, 1 Abba Eban Ave., Herzliya
(Hereinafter: "The Lessor")
The first party;

And between:
Mellanox Technologies, Ltd. (Company No. 512763285)
By its authorized signatory Mr. Eyal Waldman (ID. No. 56429095)
Who is authorized to sign in the name of the Company and bind the Company with his signature
Whose address for the purpose of this Addendum is: 26 HaKidma, Ofer Industrial Park, Yokneam 2069200
(Hereinafter: "The Lessee")
The second party;

Whereas:
The Lessor is the owner or the registered lessee or entitled to be registered as owner or lessee as the case may be of a land in an area of approximately 62,000 sq.m. including the parcels known by numbers 33, 34, 36, 37, 40, 41, 42, 43, 44, 45, 46, 47, 48, 49, and 50 (in whole) and parts (areas) of the land parcels known by the numbers 21, 22, 23, 24, 30, 31, 32, 35, 38, 39, 79, 80 and 82 in block 11098 (hereinafter: "The “Land");

And whereas:
The Lessor implemented and/or implements on the Land a project known by the name of "Ofer Shaar Yokneam" that includes, inter alia, different buildings, whether existing and whether built in the future, access routes, parking areas, public areas, roads, pavement areas, decorative areas and gardens (hereinafter: "Shaar Yokneam Park");

And whereas:
On March 1, 2011 the Lessor and the Lessee signed a Lease Agreement including Appendices and attachments thereof (hereinafter: "Original Lease Agreement") to lease a building known by the name of "Mellanox Building" located in Shaar Yokneam Park (hereinafter: "Existing Leased Premises"), as extended and/or amended from time to time (the Original Lease Agreement and addenda thereof, including this Addendum, including all Appendices and attachments thereof shall be referred collectively hereinafter: "The Lease Agreement);

And whereas:
Subject to the approval of the new Urban Building Plan (UBP), within its meaning below in accordance with the provisions set forth in this Addendum and subject to obtaining the construction permit, within its meaning below in accordance with the provisions set forth in this Addendum, the Lessor intends to implement on the Land the Additional Leased Premises, within their meaning below;

And whereas:	The Lessee desires to lease from the Lessor and the Lessor desires to lease to the Lessee the Additional Leased Premises within their meaning below;
And whereas:
The Lessee desires to lease from the Lessor and the Lessor desires to lease to the Lessee the Additional Leased Premises, to the extent built by the Lessor in accordance with the provisions set forth in this Addendum, in unprotected lease in accordance with the Tenant Protection Law [Consolidated Version] 5732-1972 (hereinafter: "Tenant Protection Law") in addition to the Existing Leased Premises, within their meaning above, as specified below and in accordance with the provisions set forth in this Addendum;

And whereas:	The parties desire to amend provisions in the Lease Agreement pertaining also to the Existing Leased Premises;
And whereas:
As of the date of signing this Addendum the plant operated by the Lessee is an approved enterprise in accordance with the provisions set forth in the Encouragement of Capital Investments Law 5719-1959 - and this was taken into account in the decision of the Lessor to lease the Additional Leased Premises to the Lessee and in setting the rent and the terms of lease;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:
1.Preamble and appendices
1.1. The preamble to this Addendum and Appendices thereof constitute an integral part thereof and are binding as such terms.
1.2. The section headings will serve for the purpose of orientation and convenience only, and will not serve for the purpose of interpreting the Agreement.
1.3. All terms and expressions used in this Addendum shall have the meaning assigned to them in the Lease Agreement, unless otherwise stated expressly.
1.4. This Addendum constitutes an integral part of the Lease Agreement.
1.5. Previous versions of this Addendum shall be null and void in anything related to the interpretation of the Lease Agreement and/or this Addendum and/or any of their terms. Such drafts shall not be admissible in any judicial or quasi-judicial proceeding.
1.6.The other provisions set forth in the Original Lease Agreement, to the extent that they were not modified expressly in this Addendum, shall be in effect and shall bind the parties including, but without derogating from the generality of the aforesaid, in anything related to the Additional Leased Premises, as the case may be, mutatis mutandis, to the extent that there are any. It is clarified that the provisions set forth in the Lease Agreement in respect of which it is stated in this Agreement that they shall not apply with relation to the Additional Leased Premises shall continue to be in effect and shall bind the parties in anything related to the Existing Leased Premises.

1.7. The following Appendices specified below are enclosed with this Addendum as an integral part thereof and these Appendices shall be solely relevant upon the implementation of the Additional Leased Premises:

Appendix A	Conceptual architectural plan of the Additional Leased Premises;
Appendix A1	Updated version of the new Urban Building Plan Regulations;
Appendix A2	Blueprint of the design of the lobby;
Appendix A3	Table of areas;
Appendix B	Specification of the works of the Lessor (hereinafter: "Lessor's Works Specification");
Appendix C	Photocopy of the confirmation issued to the Lessee in accordance with the Encouragement of Capital Investments Law;
Appendix D	Insurance Confirmation for the Lessee Works;
Appendix E	Lessee's Insurance Confirmation;
Appendix F	Hot work procedure;
Appendix G	Rules for the supply of electricity;
Appendix H	Undertaking by Lessee to manage the Additional Leased Premises and system (to be added);
Appendix I	Bank Guarantee.

2.Definitions
As used in this Agreement, the following terms shall have the respective meanings set forth beside them below unless any other definition is used expressly with respect to any term in the body of the Addendum in general or for a particular matter:

"The Additional Leased Premises "
A building that will be constructed on the Land, and that will include 9 floors above a double lobby floor, and a Service Building within its meaning below and 3 floors of parking lots that include, amongst other, approximately 250 parking spaces and the Storage Room, as defined below, and the public areas as defined below, and which will be in the size set forth in the area table attached hereto as Appendix A3 to this Addendum. A conceptual architectural plan of the Additional Leased Premises is hereby enclosed as part of Appendix A to this Addendum (herein above and hereinafter: "Conceptual Plan of the Additional Leased Premises ");

"Service Building"
 A building that will be constructed on the Land and that will include 2 floors, including a kitchen, exercise room and an auditorium in the size set forth in the area table attached hereto as Appendix A3 to this Addendum ;

"The UBP"	Any Urban Building Plan that applies and/or that will apply to the Land including detailed plan no. C/12883, detailed plan no. C/BT/245 including the New UBP, to the extent approved.
"The New UBP"
Plan no. 222-0229583 under the jurisdiction of the Local Planning and Building Board and that was prepared following the initiative of the Lessor and whose object is, inter alia, to transfer areas to Lot 106 (as marked in the New UBP) for the purpose of implementing a new building and that was approved for submission on 15 November 2015. The New UBP Regulations and the decisions of the Local Planning and Building Board in connection therewith are hereby enclosed as part of Appendix A1 to this Addendum (hereinafter: "New UBP Regulations");

"Area A"
Lobby floor (ground floor) and floors 1, 2, 3, 4, and 5 in total and 3 parking floors (including all parking spaces and Storage Room) the roof, in the size set forth in the area table attached hereto as Appendix A3 to this Addendum , as marked in the Conceptual Plan of the Additional Leased Premises and in accordance with the design blueprint of the lobby hereby enclosed as Appendix A2 to this Addendum, and as constructed in accordance with the UBP, the construction permit, within its meaning below, in accordance with the Additional Leased Premises Plans, within their meaning below, and as approved by the Local Planning and Building Board as specified in this Addendum;

"Area B"
Floors 6 and 7 in the Additional Leased Premises in the size set forth in the area table attached hereto as Appendix A3 to this Addendum as marked in the Conceptual Plan of the Additional Leased Premises and as constructed in accordance with the UBP, construction permit, in accordance with the Additional Leased Premises Plans, and as approved by the Local Planning and Building Board, and as specified in this Addendum;

"Area C"
Floors 8 and 9 in the Additional Leased Premises in the size set forth in the area table attached hereto as Appendix A3 to this Addendum as marked in the Conceptual Plan of the Additional Leased Premises and as constructed in accordance with the UBP, construction permit, in accordance with the Additional Leased Premises Plans, and as approved by the Local Planning and Building Board, and as specified in this Addendum and subject to the provisions of Section 3.3 below;
The definition of Area A, Area B and Area C will be updated, as needed, in accordance with the calculation of the Additional Area, as specified in Section 4.2 below, for all intents and purposes including rent.

"The Storage Rooms"
All storage areas located in the parking floors in the Additional Leased Premises, as marked in the Conceptual Plan of the Additional Leased Premises and in accordance with and as constructed in accordance with the UBP, the construction permit, in accordance with the Additional Leased Premises Plans, and as approved by the Local Planning and Building Board, as specified in this Addendum;

"Additional Leased Premises"	As specified in the area table attached hereto as Appendix A3 to this Addendum;
"Approximate Area of Additional Leased Premises"	A total area of approximately 10,413sq.m. (i.e., floor contour + load addition).
"Lessor's Works"	All works that are implemented by the Lessor as specified in Appendix B;
"Lessee's Works" or "Adjustment Works"
All works that the Lessee requires for the purpose of completing construction of the Additional Leased Premises and for the purpose of making the Additional Leased Premises compatible with its requirements (except for the Lessor's Works within their meaning above) and all alterations or additions implemented by the Lessee in the area of the Additional Leased Premises (to the extent implemented), and that will be implemented by and at the expense of the Lessee in accordance with the provisions set forth in this Addendum;

"Additional Leased Premises Plans" or "The Plans"
The Conceptual Plan of the Additional Leased Premises, the plans of the application for construction permits in connection with the implementation of the Additional Leased Premises and the detailed plans, as prepared by the Lessor and/or anyone acting on its behalf, including any alteration implemented therein and as approved by the authorities;

"Construction Permit"
A construction permit and/or permits that are issued in connection with the implementation of the New Building and the Additional Leased Premises and that shall comply with the plans, subject to the modifications implemented in the said documents, including following the demands of the competent authorities and/or as part of the applications for the construction permits and/or as part of the detailed design in accordance with the provisions set forth in Section 3.5 below.
It is clarified that as of the date of signing this Addendum the Lessor intends to submit an application for a construction permit that will include implementation of the three basement floors in the Additional Leased Premises and one floor in the Additional Leased Premises and afterwards, and upon approval of the New UBP, to submit an application for a construction permit that will include the remaining number of the floors in the Additional Leased Premises (subject to the terms of Section 3.3. below). Notwithstanding that which has been stated, it is clarified that the manner of issuing the Construction Permit/Permits in connection with the Additional Leased Premises, including splitting the permit into a number of construction permits, shall be made at the sole discretion of the Lessor.
It is further clarified that anywhere in this Addendum in which the term "date of obtaining the Construction Permit" is specified, this shall mean the date in which the last construction permit after which the implementation of the Additional Leased Premises in full will be allowed (subject to the terms of Section 3.3 below) (hereinafter: "Last Construction Permit").

"Adjudicator"
The Adjudicator shall be appointed upon consent of the parties and, in the absence of consent, in 30 days as of the date the appointment of an adjudicator was requested by any of the parties, and the Adjudicator shall be appointed by the chairman of the Association of Engineers in Israel. The powers of the Adjudicator shall be as set forth in Section 18 below.

"Force Majeure"
War, general military recruitment, earthquake, general strike in all the market and/or government offices and/or the office of the Local Planning and Building Board and/or the municipality and/or the entire construction sector and/or suspension of the works as a result of general governmental or municipal orders, discovering land pollution or another ecological nuisance that requires cleaning and/or cleansing, and provided that these do not derive from an act or omission of the Lessor and/or anyone acting on its behalf and/or the Lessee and/or anyone acting on its behalf, as the case may be, and that prevent or actually delay the implementation of Lessor's Works and/or the implementation of the Lessee's Works, as the case may be, and/or the approval of the New UBP and/or obtaining the Construction Permit and/or Form 4 (Certificate of Occupancy), as the case may be.

"Delivery Date of the Additional Leased Premises for the purpose of Performing the Works"	Within its meaning in Section 6.1 of this Addendum.
"Delivery Date"	Within its meaning in Section 5.4 of this Addendum.
"Public Areas"
All facilities and areas that are located in the Additional Leased Premises and that don’t comprise the main leased area in the Additional Leased Premises, including all additions and changes which will be added from time to time.

3. Declarations of the parties
It is agreed that in anything related to the declarations of the parties and with respect to Sections 4 and 5 of the Original Lease Agreement, the following provisions shall apply:
3.1. The Lessee confirms that it saw and inspected the Land, the Lessor's Works Specification, the Additional Leased Premises Plans, the instructions relating to the zoning classification of the Land and the uses of the UBP and/or the New UBP Regulations regarding the compliance of the Additional Leased Premises and the Purpose of Lease in accordance with the Lease Agreement and this Addendum with the UBP and the New UBP and the possibility to obtain the licenses it requires for the purpose of operating its business in the Leased Premises, and any detail pertaining to the design, engineering, finances, legal details and the like, and that it visited the Land and saw the area designated to serve as the area of the Additional Leased Premises and access routes thereto, and found all of the above compatible with its requirements and objects and the Purpose of Lease, and it hereby waives any allegation regarding lack of conformity and any other argument of choice with relation thereto.
3.2. The Lessee declares and confirms that it is aware that at present the Lessor takes different actions for the purpose of approving the New UBP as specified in the New UBP Regulations hereby enclosed as Appendix A1 to this Addendum. It is further clarified that the Lessor shall be entitled to add to and/or modify the New UBP at its sole discretion. The Lessee declares and confirms that it shall not object to that which has been stated and shall not take any action that will delay and/or hinder the approval of the New UBP and/or any modification thereof as aforesaid. The Lessee further declares and confirms that it shall raise no allegations and/or demands and/or claims towards the Lessor and/or anyone acting on its behalf in connection with that which is stated in this Section, including in anything related to the approval of the New UBP, the date of its approval or rejection thereof or with respect to the manner of its approval, to the extent that it is approved.
3.3. The Lessee hereby declares and confirms that it is aware that the construction areas which are included in the Additional Leased Premises in accordance with the Conceptual Plan of the Additional Leased Premises exceed by approximately 1,500 SQM from the construction rights available in accordance with the New UBP (hereinafter: “The Additional Rights”), and therefore, the construction of floor 9 of the Additional Leased Premises (hereinafter: “Floor 9”) is subject to the completion of the formal procedures included in the receipt of the additional rights and permits required for the construction of Floor 9.
Accordingly, the Lessor shall act (in a way that does not harm the approval process of the New UBP), and its expense, to approve the Additional Rights. Furthermore, the Lessor shall update the Lessee, from time to time, in writing, as to the status of the approval of the Additional Rights.
Should it appear to the parties that it is not possible to construct Floor 9 in the dates specified in this Addendum, then the obligations of the Lessor under this Addendum shall not apply to Floor 9, and in such a situation the parties shall negotiate and reach understanding as to the time-line with respect to the construction of Floor 9 (including with respect to the grace period for Floor 9, which shall in any event, under such circumstances, end no later than one and a half years from the date of completion of construction of Floor 9 or at a date where the Lessee occupies or uses Floor 9 in any way, the earlier of the above mentioned times, and in accordance with the parties agreement). In addition, it is hereby agreed that in the situation where it is not possible to construct Floor 9 in the dates specified in this Addendum, then until such time as Floor 9 is constructed as specified above and in accordance with any applicable law, Floor 8 shall be built at a double height in a way that the systems specified in Appendix B shall be placed on the roof of the double Floor 8.
3.4. The Lessee declares and confirms that it is aware that the New UBP has yet to be approved, and that a request for a Construction Permit has yet to be submitted, and in any event a Construction Permit has yet to be obtained and the construction work with respect to the Additional Leased Premises has yet to begin, , and that the development works of any kind in Shaar Yokneam Park and/or surroundings thereof and/or any other work in Shaar Yokneam Park may continue for a long time after commencement of the Term of Lease of the Additional Leased Premises, as defined below, and that it is possible that upon commencement of the Term of Lease all the services of the Additional Leased Premises and facilities thereof shall not be operational, and it is possible that temporary changes of access routes and/or parking lots will be required, and the Lessee agrees to said in advance, and undertakes not to object to the foregoing, and provided that on the lease commencement date the main systems (that is, water, electricity, air conditioning) shall operate in the Additional Leased Premises and that on this date two passenger elevators and a freight elevator and the public areas and the other public systems in the Additional Leased Premises will be completed within 3 months after commencement of the Term of Lease of the Additional Leased Premises, as defined below, and provided that in respect of all the foregoing the Lessor shall act reasonably and to the extent possible for the purpose of minimizing obstructions in the access routes to the Additional Leased Premises, and, if necessary, upon advance coordination with the Lessee the Lessor shall arrange alternative and reasonable access routes to the Additional Leased Premises.
3.5.The Lessee declares that it is aware that the plans will be modified from time to time at the request of the competent authorities and that there could be modifications in the New UBP Regulations hereby enclosed as Appendix A1 to this Addendum and/or in the conversion of the Conceptual Plan of the Additional Leased Premises into the application for a construction permit that will be submitted to the Local Planning and Building Board and/or as part of the preparation of the detailed design. The Lessee hereby waives any demand and/or claim in connection therewith and provided that this shall not materially alter the Additional Leased Premises as described in the Conceptual Plan of the Additional Leased Premises hereby enclosed with this Agreement.
It is agreed that changes that are implemented at the Lessor's initiative and that constitute a material change compared to the Conceptual Plan of the Additional Leased Premises shall be coordinated with the Lessee in advance and in writing. For the purpose of this Section, it is agreed that a "material change" shall mean a change at a rate of at least 5% above or under the area of the Proximate Area of the Additional Leased Premises in accordance with its definition above (or from the Approximate Area of Additional Leased Premises area after reduction of the Additional Rights so far as those aren’t approved in accordance with the terms of Section 3.3 above) and/or a change in plans. The Lessor shall be entitled to implement any change, including any change that is requested following the request made by the authorities, without obtaining the Lessee's approval.
3.6. The Lessee hereby undertakes to deliver to the Lessor data and/or documents and/or information and/or plans, to the extent that these are required for the purpose of preparing the plans and/or for the purpose of obtaining the Construction Permit and/or for the purpose of obtaining Form 4 (Certificate of Occupancy) for the Additional Leased Premises and/or for the purpose of obtaining a certificate of completion for the Additional Leased Premises, within a reasonable time after receiving the requests from the Lessor and/or anyone acting on their behalf, and if possible in such manner that will not delay submission of the plans and/or obtaining the Construction Permit and/or obtaining Form 4 for the Additional Leased Premises and/or obtaining the certificate of completion for the Additional Leased Premises.
3.7. Each of the parties hereby declares that there is no factual, statutory, contractual, economic and/or other preclusion preventing its engagement in this Agreement and, subject to the approval of the New UBP and obtaining a Construction Permit, there is no such preclusion as aforesaid preventing it from fulfilling fully and timely all its undertakings in accordance with this Agreement.
3.8. The parties declare that all decisions and approvals required by the competent organs for the purpose of entering into this Agreement were made.
3.9. The lease, the Lessee and the Additional Leased Premises are not protected in accordance with the Tenant Protection Law and/or any other law superseding the same, if any.
The Additional Leased Premises will be situated in a new building whose construction and occupation were completed after the Hebrew year 5771 (1971). The Leased Premises is a property in a new building, within its meaning in Section 14(a) of the Tenant Protection Law.

When vacating the Leased Premises the Lessee shall not be entitled to any payment from the Lessor and/or from a substitute lessee, not as key money and not as payment for any improvements or installations in the Leased Premises.
3.10. The Lessee declares that as of the date of signing this Addendum, the Lessee's business is an authorized enterprise in accordance with the provisions set forth in the Encouragement of Capital Investments Law 5719-1959. The letter of confirmation issued to the Lessee's enterprise by the Investments Center in accordance with the said law is hereby enclosed as Appendix C. Said confirmation is in effect and has not been revoked, and the Lessee continues to fulfill its terms and conditions.
3.11. The name of the Additional Leased Premises shall be "Mellanox Building 2" or any other name as requested by the Lessee. The parties shall act jointly in order update the name of the Additional Leased Premises in all required records, including with Yokneam Municipality, "Mavo Haamakim" Local Planning and Building Board, and any competent and additional entity and/or authority. However, the Lessor shall be entitled to indicate its name on the building and in connection therewith upon coordination with the Lessee.
3.12. The Lessee declares that it is aware that for the purpose of securing the return of loans and/or credit that was provided by Bank Leumi le-Israel Ltd. (hereinafter: "The Bank") the Lessor assigned and charged to the Bank a first degree lien for all its rights in accordance with the Lease Agreement and this Addendum. Without derogating from the generality of the aforesaid, the Lessee undertakes to sign any agreement as instructed by the Lessor in connection therewith. By merely signing the Lease Agreement and this Addendum the Lessee grants its irrevocable approval to register and/or amend said lien in favor of the Bank and the Lessee shall not be entitled to object thereto. From time to time the Lessor shall be entitled to change the method of payment and/or the Lessor's bank account details in accordance with the written instructions delivered by the Bank. In addition, if so instructed by the Bank, payments will be transferred to another account of the Lessor and/or directly to the bank. In such circumstances the Lessor shall raise no allegations and/or demands from the Lessee in respect of following the Bank's instructions.
3.13.The Lessor hereby declares that it shall not grant any rights to cellular operators to install antennae in the Additional Leased Premises without obtaining the Lessee's prior and written approval.
3.14. It is agreed expressly that the provisions set forth in the Bailees Law 5727-1967 shall not apply to the Agreement and Appendices thereof, and under no circumstances the parties or anyone acting on their behalf shall be deemed as a paid bailee or a gratuitous bailee towards the other party.
3.15. Without derogating from the declarations of the parties specified in this Section 3 above and for the avoidance of doubt, it is hereby agreed that the Lessor's declarations specified in Sections 4.A, 4.B, 4.E, and 4.J of the Original Lease Agreement and the declarations of the Lessee in Sections 5.D, 5.E and 5.F of the Original Lease Agreement shall also apply in connection with the Additional Leased Premises, mutatis mutandis. It is clarified and agreed that the Lessor's declarations in Sections 4.C, 4.D, 4.F, 4.G, 4.H, and 4.I of the Original Lease Agreement and the Lessee's declarations in Sections 5.A and 5.C of the Original Lease Agreement shall not apply in anything related to the Additional Leased Premises.

4. The Additional Leased Premises
4.1. It is agreed that in anything related to the Additional Leased Premises, the provisions set forth in Section 7.A. of the Original Lease Agreement shall not apply, and the following shall apply in their place:
The area of the Additional Leased Premises shall comply with the definition of the term "Additional Leased Premises" as provided in Section 2 above.
The size of Area A, Area B and Area C shall be as set forth in the definition of the terms Area A, Area B and Area C in Section 2 above.
4.2. The following provisions shall apply regarding the said in Section 7.B of the Original Lease Agreement:
It is clarified that the area of the Additional Leased Premises (including, the number of parking spaces included in the Additional Leased Premises) as set forth in this Addendum above is an approximate estimate only, and the correct area of the Additional Leased Premises (and the exact number of parking spaces) shall be determined in a final and absolute manner according to a survey that will be performed shortly before completion of construction of the Additional Leased Premises, in accordance with the provisions set forth in Section 7.B of the Original Lease Agreement and in accordance with the provisions set forth below (hereinafter: "Actual Area of the Additional Leased Premises"). It is hereby clarified that, after the performance of the above mentioned measurement, the table of areas attached to this Addendum as Appendix A3 shall be updated accordingly.
It is further clarified that notwithstanding that which is stated in Section 7.B.1 of the Original Lease Agreement the

Lessee shall be entitled to object to the results of the measurements of the Additional Leased Premises that were performed by the Lessor within 30 days of the date the Lessor presented to the Lessee a calculation of the area of the Additional Leased Premises. In the event that the Lessee failed to notify the Lessor regarding its objection to the measurement of the area of the Additional Leased Premises during said period of time, the calculation that was provided by the Lessor to the Lessee shall be deemed as the area of the Additional Leased Premises for all intents and purposes. It is further agreed that the Lessee hereby waives any allegation and/or claim and/or demand towards the Lessor in the event that the Actual Area of the Additional Leased Premises is different than the one that was designed and specified in this Addendum, unless the difference is a material difference, within its meaning in Section 3.5 above.
It is hereby clarified and agreed that all of the payments with respect to the Additional Leased Premises shall be paid in accordance with the gross area as set forth in Appendix A3 attached to this Addendum, including any changes made to it as made in accordance with any measurement which shall be performed as specified above.
4.3. The following provisions shall take effect regarding the parking spaces in the Additional Leased Premises:
Subject to any preclusion or restriction as set forth by law, the Lessee shall be entitled to use the Parking Spaces that are included in the definition of the Additional Leased Premises as of the date in which the Lessor's works in the floors of the parking lots in the Additional Leased Premises are completed, even if on this date the other works of the Lessor within their meaning in this Addendum have not yet been completed (hereinafter: "Date of Earlier Use of the Parking Spaces"). The Lessor shall deliver notice to the Lessee regarding the Date of Earlier Use of the Parking Spaces as specified above, subject to any statutory preclusion or restriction. In the event that the Lessor delivered to the Lessee notice regarding the Date of Earlier Use of the Parking Spaces as specified above, the Lessee shall pay to the Lessor the parking fees according to the parking key as set forth in Section 8.1.3 below, and the other payments applicable to it in respect of all the parking spaces, as of the Date of Earlier Use of the Parking Spaces.

5. Construction of the Additional Leased Premises and delivery of possession in the Additional Leased Premises
5.1. The Lessee confirms that prior to signing this Agreement it received a copy of the Conceptual Plan of the Additional Leased Premises hereby enclosed as Appendix A to this Addendum and that and the Additional Leased Premises as described in said document and subject to the provisions set forth in Section 3.4 of this Addendum above comply with the Lessee and Purpose of Lease.
5.2. Suspending conditions
5.2.1 Notwithstanding any of the provisions set forth in this Addendum, it is hereby agreed that if until 18 months as of the date of signing this Addendum (hereinafter: "Date of the First Suspending Condition"( the New UBP was not approved, within the meaning of this term below, then each of the parties shall be entitled to deliver written notice to the other party regarding termination of this Addendum within 7 days as of the end of the 18 months' period as stated (hereinafter: "Date of Termination Notice"), and in such circumstances as said this Addendum shall be null and void within 4 months of the Date of the Termination Notice, and neither party shall raise any allegation and/or demand and/or claim in connection therewith, unless within the said 4 months as aforesaid the New UBP was approved, and then this Agreement shall be in effect (and subject to the provisions set forth in Section 5.2.2 below).
In the event that none of the parties delivered notice regarding termination of this Addendum as specified above, the Date of the First Suspending Condition shall be extended automatically by 12 additional months, after which if and to the extent that the New UBP is not approved, this Addendum shall be null and void unless otherwise stated in writing by the parties.
"Approval of the New UBP" for the purpose of this Section shall mean publication of the New UBP in Reshumot (State Gazette).
5.2.2. Subject to the approval of the New UBP, and without derogating from the undertakings of the Lessee as specified in Section 3.6 above, the Lessor shall take action for the purpose of submitting the application for the Last Construction Permit. Notwithstanding the provisions set forth in this Addendum, if until 9 months as of the date of approval of the New UBP (hereinafter: "Date of the Second Suspending Condition") the Construction Permit is not obtained, then each of the parties shall be entitled to deliver written notice to the other party regarding termination of this Addendum by delivery of written notice to the other party within 7 days of the expiration of the said 9 months' period (hereinafter: "Date of Second Termination Notice"). In such circumstances this Addendum shall be null and void within 4 months of the date of delivery of the Second Termination Notice, and none of the parties shall raise any allegation and/or demand and/or claim in connection thereto unless within said period of 4 months as specified above a Construction Permit was issued and then this Agreement shall be in effect.
In the event that none of the parties delivered notice regarding termination of this Addendum as specified above, the Date of the Second Suspending Condition shall be extended by 9 additional months after which if, and to the extent that no Construction Permit is issued, this Addendum shall be null and void unless otherwise agreed in writing by the parties.
For the avoidance of doubt it is clarified that in the event that this Addendum was terminated as specified in Section 5.2 above, the Original Lease Agreement shall continue to be in effect and intact.
It shall be further clarified that that which is stated in the Lease Agreement and/or in this Addendum in general and in this Section 5.2 in particular shall not impose any obligation and/or liability on the Lessor in connection with the approval of the New UBP and/or in connection with obtaining the Construction Permit and/or in connection with the date of their approval or receipt, as the case may be.
5.3. The Lessor shall perform the Lessor's Works by means of licensed contractors.
5.4. The Lessor hereby warrants that within 24 months , the Additional Leased Premises shall be in deliver of the date of obtaining the Last Construction Permit for the Additional Leased Permissible condition as defined below (herein above and below: "Delivery Date").
5.5. It is clarified that subject to fulfilling all of the Lessee's undertakings in accordance with this Addendum and in accordance with the provisions set forth in Section 3.4 above, on the Delivery Date the Additional Leased Premises shall be in a condition in which the Lessor's works, in accordance with the Lessor's Works Specifications and in accordance with the plans, have been substantially completed and no material deficiencies and/or defects that would prevent reasonable use thereof were discovered therein, and part of the implementation of the works in the Public Areas at the entrance to the Additional Leased Premises is completed in a manner that will allow reasonable and safe passage to pedestrians from the street level and to the entrance to the Additional Leased Premises, and that there is a safe and reasonable passage to persons between the floors of the Additional Leased Premises including the parking lot floors (herein above and below: "Additional Leased Premises in Deliverable Condition").
In addition, on the Delivery Date the Lessee shall be in possession of Form 4 (Certificate of Occupancy) for the Additional Leased Premises (hereinafter: "Issue Date of Form 4") subject to the full and timely fulfillment of all the following conditions cumulatively by the Lessee:
5.5.1. The Lessee shall complete the Lessee's Works on the completion date of the Lessee's Works, as those terms are defined below, and on condition that the completion date of the Lessee's Works was not delayed for reasons that are contingent upon the Lessor.
5.5.2. The Lessee shall furnish to the Lessor any confirmation and/or permit and/or any other demand that is required in accordance with the law and/or made by any competent authority in connection with the Lessee's Works and/or in connection with the activity of the Lessee in the Leased Premises, to the extent that these are required for the purpose of obtaining Form 4 for the Additional Leased Premises, and no later than one month prior to the date of obtaining Form 4 as defined above.
5.5.3. The Lessee undertakes to cooperate with the Lessor for the purpose of obtaining Form 4 for the Additional Leased Premises, and in this regard the Lessee undertakes to furnish data and/or documents and/or information and/or plans, to the extent that these are required for the purpose of obtaining Form 4 for the Additional Leased Premises.
5.5.4. The Lessee's Works shall not impede in any manner the issuing of Form 4 for the Additional Leased Premises and/or shall not delay the issuing of Form 4 for the Additional Leased Premises.
For the avoidance of doubt it is clarified that to the extent that the conditions set forth in Sections 5.5.1-5.5.4 above or any thereof are not fulfilled, the Delivery Date shall be deemed as the date in which the Additional Leased Premises are suitable for delivery, within the meaning of this term above.
Each of the parties shall incur its costs and/or any costs associated with performance of that which is stated in this Section 5.5.
5.6. A delay of the Delivery Date (as defined in Section 5.4) that does not exceed 3 months, for any reason, and/or a delay in the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works (as stated in Section 6.1 below) that does not exceed two months, for any reason, and/or a delay of the Delivery Date as aforesaid or on the day of delivering the Additional Leased Premises for the purpose of the works as aforesaid that does not exceed 5 months in anything related to the Service Building, for any reason, or a delay of the Delivery Date as aforesaid or on the date of delivering the Additional Leased Premises for the purpose of performing works as aforesaid for a longer period due to the occurrence of a Force Manure event as defined in this Addendum, and/or due to orders issued by competent authorities (unless issued in respect of an act and/or omission of the Lessor), and/or a lag and/or delay as aforesaid due to an act or omission of the Lessee and/or due to the works of the Lessee and/or due to circumstances that are related to the Lessee and/or due to breach of the Lessee of its undertakings as specified in Section 5.5 above (hereinafter jointly: "Delays other than Breach") shall not constitute breach of the Lessor's undertakings and shall not entitle the Lessee to any relief and/or compensation of any kind.
In the matter of delays regarding the delivery of the Additional Leased Premises for the purpose of works (as defined in Section 6.1 below) and/or on the Delivery Date (as defined in Section 5.4 above, and subject to fulfillment of the conditions set forth in Sections 5.5.1-5.5.4 above) beyond the dates specified above and that derive solely from reasons that are contingent on the Lessor, it is agreed as follows:
5.6.1. In the event of a delay that exceeds 3 months as aforesaid, (or that exceeds two months in circumstances of a delay on the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works), and/or a delay of more than 5 months in anything related to the Service Building, except for Delays other than a Breach as defined above, the Lessor shall pay to the Lessee in respect of each month of delay (or any part thereof) after expiration of the three months' period (or two months, in circumstances of a delay of the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works) and/or 5 months in the Service Building (as the case may be) and until commencement of the period specified in Section 5.6.2 below, compensation at a rate of 1/2 of the Rent in respect of Area A as specified in Section 8.1.1 below in respect of said period, and the Lessee shall not be entitled to any additional relief for any delay as aforesaid, and it hereby waives any allegations and/or demands and/or claims and/or any other right in connection therewith. The parties declare that this amount was determined and set by them as pre-estimated liquidated damages that were estimated reasonably in advance by the parties as the reasonable amount of the damage caused to the Lessee due to said delay, and that this will be the sole relief to which the Lessee shall be entitled in such circumstances.
5.6.2. In the event of a delay that exceeds 5 months as aforesaid, or a delay of more than 7 months in anything related to the Service Building, except for Delays other than Breach as defined above, the Lessor shall pay to the Lessee in respect of each month of delay (or any part thereof) after expiration of the 5 months' period and/or 7 months' period in the Service Building (as the case may be) and until 12 months as specified in Section 5.6.3 below, compensation in an amount equal to the Rent in respect of Area A, as set forth in Section 8.1.1 below for said period, and the Lessee shall not be entitled to any additional relief in respect of such a delay as aforesaid and it hereby waives in advance any allegation and/or demand and/or claim and/or any other right in connection therewith. The parties declare that this amount was determined and agreed between the parties as pre-estimated liquidated damages that were estimated reasonably and in advance by the parties as the reasonable amount of the damage caused to the Lessee as a result of said delay, and that this shall be the sole relief the Lessee may seek in such circumstances.
5.6.3. In the event of a delay for a period exceeding 12 months as aforesaid, except for Delays other than a Breach as defined above, the Lessee shall be entitled to terminate this Addendum by delivery of a written notice that shall be delivered to the Lessor within 7 days as of the expiration date of said 12 months' period, and in such circumstances as aforesaid this Addendum shall be null and void on that date, and the Lessee shall raise no allegations and/or demands and/or claims in connection thereof. It is clarified that the Lessee shall not be entitled to any additional relief in respect of such a delay as aforesaid and/or in respect of termination of this Addendum as aforesaid, except for the compensation paid to it until the termination date of this Addendum in accordance with the provisions set forth in Sections 5.6.1 - 5.6.2 above, and it hereby waives any allegation and/or demand and/or claim and/or any other right in connection therewith.
In the event of a delay on the Delivery Date the Delivery Date shall be referred to as "Deferred Delivery Date."
Without derogating from the foregoing, a delay of the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works (beyond the two months' period as specified in this Section 5.6 above) and/or a delay on the Delivery Date (beyond the date specified in Section 5.4 above) that derive solely for reasons that are contingent on the Lessor, unless the delays were caused due to Force Majeure and/or due to orders issued by competent authorities (unless issued in respect of an act and/or omission of the Lessor) and/or due to an act or omission of the Lessee and/or due to the Lessee's Works and/or due to circumstances related to the Lessee, shall entitle the Lessee to delay of all the payment dates in accordance with this Addendum, including Rent, and the like (except for parking fees that shall be paid as of the date of early use of the parking spaces as specified in Section 4.3 above, and except for payments for electricity and water consumption paid as of the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works as specified in Section 14.1 below), and until the Deferred Delivery Date

(including issuing of Form 4, unless the delay derived from reasons that are contingent on the Lessee).
For the avoidance of doubt, for the purpose of the provisions set forth above, it is hereby clarified that a delay of the Delivery Date as aforesaid due to Delays other than a Breach as specified in this Section 5.6 above, shall not be deemed as a delay or deferral that entitle the Lessee with any remedy and shall not be deemed as breach of this Agreement. It is clarified that all the periods specified above shall not be counted in the count of the periods of delay for all intents and purposes.
In addition, it is agreed that the compensation and delay of payment dates as specified in this Section 5.6 above that are set due to a delay of the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works shall be in effect on condition that said deferral caused a delay on the Delivery Date.
For the avoidance of doubt it is clarified that in circumstances of a delay both of the date of delivering the Additional Leased Premises for the purpose of the works and of the Delivery Date, the Lessee shall not be entitled to receive double compensation and/or double delay of the payment dates in accordance with the provisions set forth in this Section 5.6 above, and in such circumstances as aforesaid the compensation and delay in payment dates as specified in this Section 5.6 above shall be calculated in accordance with the delay period that is greater than the two.
5.7. It is agreed that in anything related to the delivery of possession of the Additional Leased Premises, that which is stated in Sections 5.4 - 5.6 above shall supersede the provisions set forth in Sections 8.A., 8.B., 8.E, and the first paragraph of Section 8.F of the Original Lease Agreement. For the avoidance of doubt, the provisions set forth in Sections 8.D., the second and third paragraph of Section 8.F, 8.G - 8.J of the Original Lease Agreement shall also apply to the delivery of possession in the Additional Leased Premises, mutatis mutandis.

6. Works of the Lessee in the Additional Leased Premises and adjustment of the Additional Leased Premises for the requirements of the Lessee
It is agreed that in anything related to Section 9 of the Original Lease Agreement and with respect to the Lessee's works in the Additional Leased Premises and the adjustment of the Additional Leased Premises for the Lessee's requirements, the following provisions shall apply:
6.1. The Lessor warrants that no later than 16 months as of the date of obtaining the Last Construction Permit the Lessee shall be permitted to stay in the Additional Leased Premises for the purpose of Performing the Lessee's Works (hereinafter: "Date of Delivering the Additional Leased Premises for the purpose of Performing the Works"). The Lessor shall notify the Lessee regarding the aforesaid date, upon delivery of a written notice at least 30 days in advance.
It is agreed that on the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works, the Additional Leased Premises shall be in the following condition: construction of frame and walls of the outer frame of the Additional Leased Premises in "almost complete" condition (hereinafter: "Condition of the Leased Premises on the Date of Delivering the Additional Leased Premises to the Lessee").
During a period of 20 business days prior to the Date of Delivering the Additional Leased Premises to the Lessee, a preliminary protocol recording the condition of the Leased Premises shall be prepared (hereinafter: "Preliminary Protocol"). The provisions set forth in Section 8.H. of the Original Lease Agreement shall apply with respect to the Preliminary Protocol, mutatis mutandis.
Without derogating from the foregoing, on the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works, the Lessee shall approve in writing receipt of the Additional Leased Premises for the purpose of performing the Lessee's Works in accordance with the provisions set forth in the Lease Agreement and this Addendum, and provided that the Additional Leased Premises comply with the Condition of the Leased Premises on the Date of Delivering the Additional Leased Premises to the Lessee as defined above.
It is agreed that the status of the Lessee in the Additional Leased Premises as of the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works and until the Delivery Date shall be the status of an "authorized entity" only, and the Lessee shall be entitled to enter the Additional Leased Premises during this period solely for the purpose of performing the Lessee's Works in accordance with the provisions set forth in this Addendum. Granting such permission as aforesaid shall not be deemed as delivery of possession of the Additional Leased Premises, and the Lessor shall retain possession in the Additional Leased Premises during said period and until the Delivery Date.
6.2. As of the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works, the Lessee undertakes to implement in the Additional Leased Premises, at its expense, the Lessee's Works in accordance with the provisions set forth in Section 9 of the Original Lease Agreement (save as provided in Section 6.13 below) mutatis mutandis, and complete the Lessee's Works in a manner that the Additional Leased Premises are ready for use in accordance with the Purpose of Lease within its meaning in the Original Lease Agreement until and no later than 8 months as of the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works (hereinafter: "Completion Date of the Lessee's Works"), subject to the provisions set forth in Section 5.5.2 above.
The construction plans, technical specifications and bills of quantities according to which the Lessee's Works shall be implemented (hereinafter jointly: "Lessee's Plans") shall be prepared by the Lessee by licensed professionals on its behalf, at its expense and under its sole responsibility, and shall be in a standard that shall not fall below the standard of plans of the Lessee in the existing Leased Premises, and provided that that it shall not fall below the standard of the plans that were approved for the Existing Leased Premises.
The Lessee's Plans shall be sent for the Lessor's prior approval as specified in Sections 9.D., 9.E.1. and 31.C. of the Original Lease Agreement.
It is clarified that for the purpose of Sections 9.D., 9.E.1. and 31.C. of the Original Lease Agreement, "reasonable reasons" for the Lessor to avoid issuing confirmation of the Lessee's Plans shall be solely reasons that are related to the impact of the works on the systems and utilities of the Additional Leased Premises, including connections thereto and/to Shaar Yokneam Park and/or anything related to construction of the Additional Leased Premises and/or the provisions set forth in any law and/or the conditions set forth in the construction permit and/or the requirements set forth by the authorities and/or the demands made by suppliers and/or service providers in the Additional Leased Premises.
After obtaining the Lessor's approval regarding the Lessee's Plans as aforesaid, the Lessee shall deliver to the Lessor the final Lessee's Plans (hereinafter: "Final Lessee's Plans").
It is agreed that modifications in the Final Lessee's Plans that do not have any impact on the systems and utilities of the Additional Leased Premises including connections thereto and/or that do not have any impact on Shaar Yokneam Park and/or the construction of the Additional Leased Premises and/or that do not constitute breach of the provisions set forth in any law and/or construction permit and/or the New UBP and/or the requirements set forth by the authorities and/or the requirements set forth by suppliers and/or service providers to the Additional Leased Premises (hereinafter: "Permitted Modifications") shall not oblige the Lessee to obtain the Lessor's additional prior and written approval, but the Lessee shall deliver written notice to the Lessor regarding any modification and/or deviation with relation to the details specified in the Final Lessee's Plans and in any event prior to performing the modification and/or the deviation.
Implementation of modifications that do not constitute Permitted Modifications shall require the Lessor's prior and written approval. The Lessor shall deliver its response to the request made by the Lessee as aforesaid no later than 10 days after receiving the request for approval as aforesaid.
6.3. The Lessee shall incur all costs in connection with implementation of the Lessee's Works and, without derogating from the generality of the aforesaid, shall incur the costs of service sites that will be used by the Lessee. The Lessee shall reach an arrangement regarding this issue directly with a contractor who will construct the frame of the Additional Leased Premises, and the Lessor shall not be held liable in connection with such an arrangement as aforesaid. It is clarified that the Lessee shall not be entitled to enter into an agreement with an outside entity for the purpose of providing the site services as aforesaid, except for an agreement regarding waste disposal.
6.4. The Lessee undertakes to appoint a safety supervisor on its behalf for the purpose of supervising the safety of the works, in accordance with the instructions set forth by the Ministry of Industry, Trade and Labor and in accordance with the safety instructions set forth in accordance with the provisions of any law.
6.5. The Lessee shall be entitled to store and place materials and equipment solely in areas designated by the Lessor for that purpose. The Lessee shall incur any damage caused to the Additional Leased Premises or surroundings thereof due to the storage of materials and the equipment as aforesaid. In the course of Performing the Works and following their completion the Lessee shall vacate by itself and at its expense any waste of any kind, including construction waste, auxiliary materials, residues, remains, packages, etc. that it and/or anyone acting on its behalf used, to a licensed waste disposal site and in accordance with the provisions set forth in any law. The Lessee warrants that the implementation of the Lessee's Works on its behalf and/or by anyone acting on its behalf shall not impair and/or disrupt works and/or construction processes that are implemented by the Lessor and/or anyone acting on its behalf and/or the use of leased premises of other lessees in the Additional Leased Premises in Shaar Yokneam Park.
6.6. The Lessee undertakes that in any event delivering the Additional Leased Premises for the purpose of performing the Lessee's Works shall not hinder and/or prevent and/or delay the completion of the Lessor's Works as specified in this Addendum. Without derogating from the foregoing, in the event that delays are caused during completion of the Lessor's Works deriving from the Lessee and/or from the Lessee's Works, including due to the need to obtain confirmations and/or documents in connection therewith, this shall not constitute breach of the Lease Agreement and this Addendum on behalf of the Lessor. For the purpose of commencing the Term of Lease, the date in which the Lessor could have delivered the Additional Leased Premises, including the Lessor's Works if it had not been for said delay, shall be deemed as the Delivery Date, and the Lessee hereby waives any allegation and/or demand and/or claim and/or any other right in connection therewith.
6.7. Non-applicability of employer-employee relationship. All employees and/or workers employed by the Lessee and/or anyone acting on its behalf in connection with implementation of the Lessee's Works shall be deemed solely as the Lessee's employees and/or contractors for all intents and purposes, and the Lessor shall not be held liable in any manner in connection therewith. It is further agreed that craftsmen, suppliers of materials, services, equipment and facilities and different service providers in connection with the Lessee's Works shall act solely and in the name of the Lessee, and that the Lessor shall not be deemed, whether directly or indirectly, as their employer and/or their principal and/or as a party to their contract, and that no liability and/or obligation and/or responsibility of any kind shall be imposed on the Lessor with relation to them and/or towards them and/or with relation to their acts and/or omissions.
In the event that the Lessor is compelled to incur any payment in accordance with the provisions set forth in any law by any competent authority or instance in accordance with a judgment whose execution was not stayed vis-à-vis a claim and/or demand with relation to and/or in connection with the Lessee's employees, contractors, subcontractors, craftsmen, suppliers of services and materials, and any other equipment and/or workers and/or employees in the implementation of the Lessee's Works and/or with relation to their acts and/or omissions of any of them and/or towards them, the Lessee shall indemnify and compensate the Lessor fully for any payment of any kind imposed on the Lessor as specified above. The Lessor shall notify the Lessee regarding any claim and/or demand and/or allegation directed against it shortly after its receipt, and shall afford the Lessee to conduct the defense in its name against said claim and/or allegation, to the extent that this is contingent thereon, on the condition that the proceedings shall be handled in collaboration with the Lessor and/or representatives thereof.
6.8. As of the Date of Delivering the Additional Leased Premises to the Lessee, the Lessee shall be held solely liable by law towards the Lessor and towards any third party, in respect of any damage caused to the Additional Leased Premises, the Additional Leased Premises, other leased premises in the complex, the Lessor and/or to any third party in connection with the Lessee's Works, provided that this is not an act and/or omission of the Lessor and/or anyone acting on its behalf. Without derogating from the Lessee's undertaking as specified above, the Lessee shall arrange insurance for its liability as specified in the insurance appendices (Appendices D and E). Without derogating from the foregoing and from that which is stated in any law, the Lessee undertakes that the works in the Additional Leased Premises shall be implemented, inter alia, in compliance with the Hot Works Procedure as specified in Appendix F hereby enclosed with this Agreement.
6.9. The Lessee shall be responsible for any breach and/or violation of the laws related to the Lessee's Works that are implemented by the Lessee and/or anyone acting on its behalf, to the extent implemented by the Lessee and/or anyone acting on its behalf in violation of the provisions set forth in any law, and the Lessee further declares and undertakes that it shall incur at its expense and exclusively any fine or penalty imposed in respect of the Lessee's Works implemented by the Lessee and/or by anyone acting on its behalf, to the extent that such works are implemented by the Lessee and/or anyone acting on its behalf contrary to the provisions of the law.
6.10. That which is stated in Sections 6.7, 6.8 and 6.9 above shall apply respectively to the Lessor's Works in such manner that the Lessor shall be held under identical liabilities towards the Lessee in anything related to implementation of the Lessor's Works and the works of its employees and anyone employed on its behalf.
6.11. Each of the parties shall be responsible for anything related to the works that said party implemented in accordance with the provisions set forth in this Addendum, including for presentation of any document or making any repair and/or lack of conformity that are related to its works as aforesaid.
6.12. Without derogating from the generality of that which is stated in Section 9.I of the Original Lease Agreement, it is agreed that upon completion of the Lessee's Works, and as a condition for start of the activities of the Lessee in the Additional Leased Premises, the Lessee shall furnish to the Lessor all of the following documents and authorizations:
6.12.1. Business license for the entire Additional Leased Premises, to the extent required in accordance with the provisions set forth in any law or the demands made by any authority.
6.12.2. As Made plans of the finishing works in the Additional Leased Premises including architectural plans, air conditioning, electricity and plumbing.

6.12.3. Contact list for all contractors and suppliers.
6.12.4. Operating instructions for the different systems that were installed in the Additional Leased Premises as part of the Lessee's Works.
6.12.5. Certificate of warranty of air conditioning systems, fire detection systems and emergency PA.
6.12.6. Authorization issued by plumbing, electricity and air conditioning consultants, constituting a designer's confirmation regarding receipt of the facility in accordance with the Lessee's Plans that were approved by the Lessor.
6.12.7. Authorization issued by the Standards Institution of Israel for the sprinkler system, fire detection system and gas fire extinguishing system.
6.12.8. Authorization issued by a certified electrical inspector for the electricity systems in the Leased Premises and for the UPS systems.
6.12.9. Authorization issued by a safety consultant that will also include reference to the finishing materials.
6.12.10. Authorization issued by the fire department, to the extent that the local council conducted an inspection.
For the avoidance of doubt it is clarified that failure to present such authorizations or any thereof as aforesaid shall not give rise to grounds to delay commencement of the Term of Lease of the Additional Leased Premises and/or a delay in any of the payments and/or the liabilities imposed on the Lessee in accordance with the Lease Agreement and this Addendum, unless said delay and/or deferral derived solely for reasons contingent on the Lessor, as specified in Section 5.6 above.
6.13. It is agreed that in anything related to the Additional Leased Premises the provisions set forth in Sections 9.A., 9.B. (except for the first paragraph of Section 9.B. that shall also apply with respect to the Additional Leased Premises), 9.C. and 9.H. shall not apply, and that which is stated in this Section 6 above shall apply in their place. For the avoidance of doubt the provisions set forth in Sections 9.D., 9.E. 9.F. (subject to the terms of Section 12 of this Addendum), 9.G., and 9.J. shall apply to the Lessee's Works in the Additional Leased Premises, mutatis mutandis.

7. Term of Agreement
It is agreed that in anything related to Section 11 of the Original Lease Agreement and with respect to the Term of Lease of the Additional Leased Premises the following provisions shall apply:
7.1. It is hereby agreed between the parties that the Term of Lease of the Lessee in the Additional Leased Premises is for a total period of time of 10 years, which will be counted as of the Delivery Date or the Deferred Delivery Date (hereinafter: "Term of Lease of the Additional Leased Premises").
7.2. The provisions set forth in Sections 11.A. and 11.B. of the Original Lease Agreement shall not apply with respect to the Term of Lease of the Additional Leased Premises. For the avoidance of doubt it is clarified that the Lessee shall not be entitled to shorten the Term of Lease of the Additional Leased Premises. For the avoidance of doubt it is clarified that the provisions set forth in Sections 11.C. and 11.D. of the Original Lease Agreement shall apply to the Term of Lease of the Additional Leased Premises mutatis mutandis, and will supersede any reference made to shortening the Term of Lease.

8. Rent and Parking Fees - Amount, terms of payment and dates of payment
It is agreed that in anything related to Section 12 of the Original Lease Agreement and with respect to the Rent and the Parking Fees of the Additional Leased Premises, the following provisions shall apply:
8.1. As of the Delivery Date or the Deferred Delivery Date (or on any earlier date for the purpose of Parking Fees as specified in Section 4.3 above) and during the entire Term of Lease of the Additional Leased Premises, the Lessee undertakes to pay to the Lessor Rent and Parking Fees in respect of the Additional Leased Premises in accordance with the following provisions:
8.1.1 Rent for floor areas - monthly Rent for each month of the Term of Lease of the Additional Leased Premises that the Lessee hereby undertakes to pay to the Lessor during the entire Term of Lease of the

Additional Leased Premises shall total a monthly amount of NIS 51.5 (principal) for each 1 sq.m. (gross) of the Additional Leased Premises (including the Service Building), in addition to linkage differentials as specified below and in addition to statutory VAT (hereinafter: "Rent for Floor Areas").

8.1.2.Rent for the Storage Rooms (in the parking floors) - monthly Rent for the Storage Rooms (in the parking floors) for each month of the Term of Lease of the Additional Leased Premises that the Lessee hereby undertakes to pay to the Lessor during the entire Term of Lease of the Additional Leased Premises shall total a monthly amount of NIS 42 (principal) for 1 sq.m. (gross) of Storage Room areas, in addition to linkage differentials as specified below and in addition to statutory VAT (hereinafter: "Rent for the Storage Rooms").
8.1.3. Parking Fees -monthly parking fees for each month of the Term of Lease of the Additional Leased Premises that the Lessee hereby undertakes to pay to the Lessor during the entire Term of Lease of the Additional Leased Premises shall be in a monthly amount of NIS 350 (principal) for each parking space, in addition to linkage differentials as specified below and in addition to statutory VAT. It is clarified that said amount shall not include payment of municipal taxes and/or payment of other taxes in respect of the parking spaces that shall be solely incurred by the Lessee (to the extent applicable).
Rent for floor areas, the Storage Rooms and Parking Fees shall be referred hereinafter collectively: "Rent for the Additional Leased Premises."
8.2. Notwithstanding that which is stated in Section 8.1 above, it is hereby agreed that in respect of the period taking effect on the Delivery Date and that expires within two months of the Delivery Date or the Deferred Delivery Date, or that expires on the date in which the Lessee occupies or makes any use of the Additional Leased Premises, in whole or in part, whatever is earlier (hereinafter: "Grace Period"), the Lessee shall be exempt from payment of the Rent for Floor Areas (and solely with respect to these areas) during said period of time.
It is clarified that during the Grace Period the Lessee shall be obligated to make any other payment applicable to the Leased Premises in respect of the Additional Leased Premises in accordance with the terms set forth of the Lease Agreement and this Addendum (including the Rent in respect of the Storage Rooms, Parking Fees and municipal taxes) (hereinafter: "Grace").
8.3. Notwithstanding that which is stated in Sections 8.1 and 8.2 above, it is hereby agreed between the parties that in anything related to the Rent in respect of Area B within its meaning above, the Grace Period shall be the period taking effect on the Delivery Date or on the Deferred Delivery Date and that will expire one year as of the Delivery Date or the Deferred Delivery Date or on the date in which the Lessee occupies or makes any use of Area B in whole or in part, whichever is earlier (hereinafter: "Grace Period Area B" and "Grace Area B" as the case may be).
Notwithstanding that which is stated in Sections 8.1 and 8.2 above, it is hereby agreed between the parties that in anything related to the Rent in respect of Area C within its meaning above, the Grace Period shall be the period taking effect on the Delivery Date or on the Deferred Delivery Date and that will expire two years as of the Delivery Date or the Deferred Delivery Date or on the date in which the Lessee occupies or makes any use of Area B in whole or in part, whichever is earlier (hereinafter: "Grace Period Area C" and "Grace Area C" as the case may be).
It is further clarified that even if at the end of one year of the Delivery Date the Lessee does not occupy Area B or at the end of two years of the Delivery Date the Lessee does not occupy Area C (subject to the provisions in Section 3.3 related to Floor 9), in whole or in part (respectively), then in any event as of one year from the Delivery Date or the Deferred Delivery Date (with respect to Area B) and as of two years from the Delivery Date or the Deferred Delivery Date (with respect to Area C) and until expiration of the Term of Lease of the Additional Leased Premises in accordance with the provisions set forth in the Lease Agreement and this Addendum, the Lessee shall pay the Rent for the entire Area B and Area C (respectively) without derogating from the Lessee's undertakings in respect of Area A.
8.4. It is hereby agreed and clarified that the Lessee shall pay the Lessor full Rent for the Additional Leased Premises in addition to linkage differentials and in addition to statutory VAT in accordance with the provisions set forth in Section 13 of the Original Lease Agreement and subject to its amendments as specified in Section 9 below.
8.5. It is agreed that Rent for the Additional Leased Premises shall be added to the Rent in respect of the Existing Leased Premises and shall be paid on the same date and in the same manner as paid in accordance with the provisions set forth in Sections 12(A)(3) - 12(A)(4) of the Original Lease Agreement, subject to the following modifications:
The following paragraph shall come in lieu of the second paragraph of Section 12.A.3 of the Original Lease Agreement: "Upon expiration of the Grace Period, within its meaning below, the Lessee shall pay to the Lessor the

Rent for the Additional Leased Premises for a Term of Lease taking effect upon expiration of the Grace Period and expiring at the end of the calendar quarter subsequent to the quarter in which the Grace Period expired (hereinafter: "First Payment"). It is agreed that if the Lessee occupies or makes any use of the Additional Leased Premises, in whole or in part, prior to expiration of the Grace Period (herein above and hereinafter: "Early Use of the Leased Premises"), then the First Payment shall be paid on the date of early start of use of the Leased Premises, and the other provisions set forth in the Section shall apply accordingly, mutatis mutandis. The payment date of all the other remaining quarterly payments that the Lessee is obligated to pay to the Lessor in accordance with the provisions set forth in this Addendum shall be on the first day (1st) of the calendar months January, April, July and October that shall take effect as of the end of the quarter subsequent to the quarter in which the Grace Period expired until expiration of the Term of Lease subject of this Agreement, in accordance with all the other terms and provisions set forth in the Lease Agreement and this Addendum.
The following paragraph shall be added to the final part: "The Lessee shall be granted exclusive right to notify the Lessor that it wishes to pay the Rent for the Additional Leased Premises in consecutive annual installments each time for the purpose of the advance payment of the Rent for the Additional Leased Premises for 12 additional months in advance. In such circumstances the First Payment shall be paid on the date specified in the second paragraph of this Section above, mutatis mutandis, and the other outstanding annual payments that the Lessee is obligated to pay in accordance with the provisions set forth in this Addendum shall be on the 1st (first) of January of each year of lease until expiration of the lease contemplated in this Addendum in accordance with all the other terms and provisions set forth in the Lease Agreement and this Addendum."
It is clarified that the Lessor shall deliver a tax invoice to the Lessee no later than ten days prior to the payment date stipulated in this Addendum, and not before publication of the index to which said payment is linked in accordance with the provisions set forth in the Agreement and this Addendum.
8.6. It is agreed that breach of the undertaking to pay the Rent for the Additional Leased Premises shall not be deemed as breach of the undertaking to pay the Rent with respect to the Existing Leased Premises for all intents and purposes.
8.7. The Lessor hereby instructs the Lessee to pay the Rent due from the Lessee to the Lessor by way of wire transfer directly to the Lessor's Account: account no. 61823/25 in Bank Leumi le-Israel Ltd, Tel Aviv main branch (branch no. 800) (herein above and hereinafter: "Lessor's Account"), unless the Lessor notifies the Lessee regarding another bank account.
For the avoidance of doubt it is emphasized that only full and timely payment of the Rent for the Additional Leased Premises and other payments applicable to the Lessee in accordance with the provisions set forth in the Lease Agreement and this Addendum, shall be deemed as fulfillment of the Lessee's undertakings for the purpose of said payments.
From time to time the Lessor shall be entitled to change the payment method and/or details of the Lessor's Account according to its requirements. It is emphasized that any payment in connection with this Agreement, including the Appendices thereof, shall not be made in cash.
8.8. It is agreed that in anything related to the Additional Leased Premises the provisions set forth in Sections 12.A.1 and 12.A.2 of the Original Lease Agreement shall not apply, and that which is stated in this Section 8 shall come in their place. For the avoidance of doubt the provisions set forth in Section 12.A.3 (subject to the changes specified in Section 8.5 above), 12.A.4, 12.B- 12.E shall apply to the Additional Leased Premises, mutatis mutandis and subject to the provisions set forth below.
Notwithstanding that which is stated in the Original Lease Agreement, it is clarified that the said in Sections 12.C and 12.D of the Original Lease Agreement shall apply to all payments imposed on the Lessee in accordance with the Original Lease Agreement and this Addendum.

9. Linkage of payments to the Consumer Price Index and payment of VAT
It is agreed that the following provisions shall apply in anything related to Section 13 of the Original Lease Agreement, and with respect solely to the Additional Leased Premises:
Notwithstanding that which is stated in Section 13.A. of the Original Lease Agreement, the "base index" shall be the index published on August 15, 2015 in respect of July 2015 (_____ points according to a basis of _____) (hereinafter: "Base Index").

10. Insurance
It is agreed that the following provisions shall apply in anything related to Section 16 of the Original Lease Agreement and with relation to the Additional Leased Premises (and all subject to the terms of Section 10.18 below):
10.1. Without derogating from the liability of the Lessee in accordance with the Original Lease Agreement and/or this Addendum and/or by law, the Lessee undertakes to arrange and maintain the following insurance with a legally licensed and reputable insurance company.
It is agreed that to the extent that the Lessee is required to perform works to protect the Additional Leased Premises, protect against burglary and/or install security systems, an alarm, detection systems, fire and smoke detection systems and the like (hereinafter: "Protection Works") for the purpose of complying with the terms set forth in the insurance policies of any of the insurance coverage specified in the Lessee's Insurance Confirmation enclosed as Appendix D, the Lessee shall solely incur all costs of the Protection Works and shall raise no allegations towards the Lessor in connection therewith.
10.2 Subject to the provisions set forth in this Addendum in anything related to obtaining authorization to perform works in the Additional Leased Premises, if any works are performed in the Additional Leased Premises by the Lessee and/or anyone acting on its behalf prior to the Lessee first occupying the Leased Premises and/or on any other date during the Term of Lease, the Lessee undertakes to present to the Lessor and the Lessee's Insurance Confirmation as made either between the Lessee and a contractor on its behalf, hereby enclosed with this Addendum constituting an integral part thereof and marked as Appendix D (hereinafter respectively: "Insurance Confirmation for the Lessee's Works" and "Lessee's Insurance Confirmation") signed by its insurer. The Lessee declares that it is aware that presenting the Insurance Confirmation for the Lessee's Works is a suspending condition and condition precedent for the performance of any works in the Additional Leased Premises, and the Lessor and/or the Management Company shall be entitled, however not obligated, to prevent from the Lessee from performing works in the Additional Leased Premises if said confirmation was not presented to them prior to the start of the works as aforesaid.
10.3. During the entire Term of Lease the Lessee undertakes to arrange and maintain the insurance coverage specified in the Insurance Confirmation enclosed with this Addendum constituting an integral part thereof and marked as Appendix E (hereinafter respectively: "Lessee's Permanent Insurance Confirmation" and "Lessee's Permanent Insurance").
10.4. The Lessee undertakes, without receiving any demand by the Lessor, to present to the Lessor, no later than the date of receiving possession of the Leased Premises or prior to the date of bringing any assets to the Additional Leased Premises (except for assets that are listed in the works that are insured under Section 10.2 above) - whichever is earlier - the Lessee's Permanent Insurance Confirmation signed by its insurer. The Lessee declares that it is aware that presenting the Lessee's Permanent Insurance Confirmation is a suspending condition and a condition precedent prior to receiving possession in the Additional Leased Premises and/or bringing any assets to the Additional Leased Premises (except for assets that are included in the works that are insured under Section 10.2 above), and the Lessor shall be entitled, but not obligated, to prevent the Lessee from receiving possession of the Additional Leased Premises and/or bringing such assets as aforesaid if the confirmation was not presented before the date specified above.
10.5. It is agreed that the Lessee may not arrange consequential loss insurance (in whole or in part) as specified in Section (2) of the Lessee's Permanent Insurance Confirmation, but the exemption specified in Section 10.8 below shall apply as if the insurance was fully arranged. In addition, the Lessee shall be entitled not to arrange a glass breakage insurance for the Leased Premises as specified in Section (1) of the Lessee's Permanent Insurance Confirmation, but in such circumstances as aforesaid the Lessee shall incur the costs of replacing the glass in the Additional Leased Premises as aforesaid and the exemption specified in Section 10.8 below shall apply.
10.6. If the Lessee is of the opinion that it is required to arrange additional insurance and/or supplemental insurance to that of the Lessee's Works and/or the Lessee's Permanent Works, the Lessee shall be entitled to arrange and maintain the additional and/or supplemental insurance as aforesaid. A section regarding waiver of the right of subrogation towards the Lessor, and anyone acting on its behalf. The waiver shall not apply in favor of a person who caused willful damage.
10.7. The Lessee undertakes to update from time to time (and each insurance period as a minimum) the sums insured in respect of the insurance that has been arranged under Sections (1) and (2) of the Lessee's Permanent Insurance Confirmation, so that they always reflect the full value of the subject matter of their insurance.
10.8. The Lessee exempts the Lessor and anyone acting on their behalf towards the Lessee in respect of damage for which the Lessee is entitled to indemnification in accordance with the insurance that is arranged under Section (1) of the Insurance Confirmation for the Lessee's Works, Sections (1) and (2) of the Lessee's Permanent Insurance Confirmation and additional property insurances that the Lessee arranges in accordance with the provisions set forth in Section 10.6 above (or for which it was entitled to indemnification if it had not been for the deductible amounts specified in the said insurances); however, said exemption from liability shall not apply in favor of a person who caused willful damage.
10.9. Upon expiration of the term specified in the Lessee's Permanent Insurance Confirmation the Lessee undertakes to deposit with the Lessor the Lessee's Permanent Insurance Confirmation an extension of its validity for an additional insurance period. As long as said period is in effect, the Lessee undertakes to repeat and deposit the Lessee's Permanent Insurance Confirmation on said dates, each insurance period.
10.10. Whenever the Lessee's insurer notifies the Lessor that any of the Lessee's Permanent Insurance is about to be terminated and/or that its conditions are about to undergo adverse change as specified in the final parts of Appendix E as aforesaid, the Lessee undertakes to rearrange said insurance and to present a new insurance confirmation on the date of termination or the date of the adverse change of said insurance.
10.11. For the avoidance of doubt it is clarified that failure to present the insurance confirmation on time as specified in Sections 10.4, 10.9 and 10.10 above shall not derogate from the Lessee's undertakings in accordance with the Original Lease Agreement and/or this Addendum including, and without derogating from the generality of the aforesaid, any obligation of payment applicable to the Lessee, and the Lessee undertakes to uphold all its undertakings in accordance with the Agreement even if it is prevented from performing works and/or receiving possession in the Leased Premises and/or bringing assets to the Leased Premises and/or operating its business in the Leased Premises due to failure to present the confirmations on time.
10.12. The Lessor shall be entitled to inspect the insurance confirmations presented by the Lessee in accordance with the provisions set forth in Sections 10.4, 10.9, 10.10 above, and the Lessee undertakes to perform any revision or amendment that is required so that said insurance confirmations comply with the undertakings of the Lessee as specified in this Section 10. The Lessee declares that the right of inspection granted to the Lessor with relation to the insurance confirmations and their right to instruct their revision and amendment as specified above shall not impose on the Lessor and/or anyone acting on its behalf any obligation and/or liability in anything related to the insurance confirmations including the standard, scope and validity of the insurance that is arranged accordingly or the absence thereof, and the right of inspection shall not derogate from any liability imposed on the Lessee in accordance with the Original Lease Agreement and/or this Addendum and/or in accordance with the provisions set forth in any law.
10.13. The Lessee undertakes to uphold the terms set forth in the insurance policies it arranges, and make full and timely payment of the insurance premiums and assure that the Lessee's Permanent Insurances are extended from time to time as required and shall be in effect during the entire Term of Lease.
10.14. For the avoidance of doubt it is clarified that the liability limits that are required in accordance with the provisions set forth in Appendices D and E are a minimal requirement imposed on the Lessee. The Lessee declares and confirms that it shall be precluded from raising any allegation and/or demand towards the Lessor and/or towards anyone acting on its behalf in anything related to the liability limits as aforesaid.
10.15. (A) The Lessor represents that the construction work of the Additional Leased Premises shall be insured with construction insurance as customary whereby the chapter relating to loss or damage to the work shall include a section regarding waiver of the right of subrogation towards the Lessee and anyone acting on its behalf, however the above subrogation shall not apply to any person who willfully caused harm. (B) The Lessor undertakes, during the Term of Lease, to arrange with a legally licensed and reputable insurance company and maintain the insurance specified further below in this Section:
10.15.1 An insurance policy providing insurance coverage to the Additional Leased Premises, including the investments which shall be performed as part of the Lessor’s construction work against loss or damage following the risks insured in extended fire insurance, including fire, smoke, lighting, explosion, earthquakes, storms, floods, damage from liquids and burst pipes, damage from a vehicle, damage from an aircraft, riots, strikes, willful damage and damage by burglary on the basis of first damage. Said insurance shall include a section regarding waiver of the right of subrogation towards the Lessee and anyone acting on its behalf and the management company acting on behalf of the Lessee, , but said waiver shall not apply in favor of a person who caused willful damage. For the avoidance of doubt, it is agreed expressly that said insurance shall not include any contents investments in the Additional Leased Premises which were not performed by the Lessor, and shall not include insurance coverage for windowpanes, windows, glass partitions and doors that do not constitute part of the exterior structure of the Additional Leased Premises.
10.15.2 Consequential loss insurance providing insurance coverage for loss of Rent due to damage caused the Additional Leased Premises , due to the risks specified in Section 10.15.1 above (except for break-in damages), for the period during which use of the Additional Leased Premises is prevented as a result of the above mentioned damage the “indemnification Period”) of at least 12 (twelve) months. Said insurance shall include a section regarding waiver of the right of subrogation in favor of the Lessee and anyone acting on its behalf and the management company acting on behalf of the Lessee , but said waiver shall not apply in favor of a person who caused willful damage.
10.16. It is agreed that the Lessor shall be entitled not to arrange (in whole or in part) consequential loss insurance for loss of Rent as specified in this Section 10.15.2 above,; however, the exemption specified in Section 10.17 below shall apply as if the insurance was fully arranged.
It is agreed expressly that arrangement of the insurance specified in Section 10.15 above shall not add to the liability of the Lessor in addition to that which is stated in this Addendum and/or derogate from the Lessee's liability in accordance with the provisions set forth in this Addendum and/or in accordance with the provisions set forth in any law (except for that which is stated expressly in the final part of Section 10.17 below).
10.17. The Lessor exempts the Lessee and anyone acting on its behalf from liability for damage for which the Lessor is entitled to indemnification in accordance with the insurance that is arranged in accordance with Sections 10.15.1 and 10.15.2 above, (or for which it was entitled to indemnification if it had not been for the deductible amounts applicable to the policies); however, said exemption from liability shall not apply in favor of a person who caused willful damage. Said exemption shall also apply with respect to breakage of windowpanes and windows that constitute an integral part of the exterior part of the Additional Leased Premises; however, said exemption shall not apply to glass breakage caused due to a negligent or willful act by the Lessee and/or anyone acting on its behalf.
10.18. Notwithstanding the generality of the above, the parties hereby agree, that the parties shall conduct a negotiation regarding the insurance which shall apply to the Existing Leased Premises and the Additional Leased Premises, who shall issue them, how the premium shall be divided up between the parties and which insurance coverages shall apply to them, and that for the purpose that the liability for issuing and maintaining the Lessor’s insurance as specified in Section 10.15.1 above (the insurance of the Additional Leased Premises) shall be transferred to the Lessee. As far as the parties reach such an agreement as specified above, they shall sign within 60 days of the execution of this Addendum, an amendment to this Addendum through which the relevant sections will be updated. Should the parties not reach an agreement within 60 days as specified above, the terms of Section 16 of the Original Lease Agreement and Section 10 of this Addendum shall apply.
Breach of any of the undertakings of the Lessee as specified in Section 10 above and/or breach of any subsection thereof shall be deemed a fundamental breach of this Addendum.

11. Liability for damages and indemnification
11.1.The Lessor and anyone acting on their behalf shall not be held liable, in any manner, for any damage and/or loss caused to the Lessee and/or its business and/or its property and/or anyone acting on its behalf and/or to any other person staying in the Additional Leased Premises including, and without derogating from the generality of the aforesaid, damage or failure caused following the entrance of the and/or the Management Company and/or anyone acting on its behalf to the Additional Leased Premises unless said damage and/or failure as aforesaid were caused as a result of an act or omission of the Lessor and/or anyone acting on its behalf and for which they are held liable by law, and the Lessee hereby waives any claim, allegation and demand as aforesaid towards the Lessor and/or anyone acting on its behalf that is in excess of their liability as specified above.
11.2. The Lessee shall be held liable by law towards the Lessor for any loss and/or damage caused to the Additional Leased Premises and/or the New Building and/or contents thereof and/or to any person and/or corporation including its employees and/or to the Lessor and/or anyone acting on its behalf and/or customers and/or visitors in the New Building (unless he said damage and/or loss and/or failure as aforesaid were caused as a result of an act or omission of the Lessor and/or their visitors and/or anyone acting on its behalf and for which the Lessor are liable by law), and that are caused by Lessee and/or anyone acting on its behalf (including by its employees and/or its customers and/or visitors and/or contractors and/or consultants on its behalf), and/or under its liability by virtue of the provisions set forth in this Addendum and all in connection with the Additional Leased Premises, management of its business in the Additional Leased Premises and/or possession and/or use thereof (including due to breach or partial fulfillment of the provisions set forth in any law and/or license and/or permit in connection with the use of the Leased Premises), and/or any other act of the Lessee and/or its employees and/or visitors and/or suppliers and/or anyone acting on its behalf and/or its customers. That which is stated in this Section shall not derogate from the undertakings of the Lessee towards third parties in accordance with the provisions set forth in any law.

11.3. Each of the parties undertakes to compensate and/or indemnify the other party and/or anyone acting on its behalf for any damage and/or expense and/or charge imposed on them or that they are compelled to pay or pay, including as part of a civil or criminal suit brought against them, in respect of any damage that is under the liability of that party in accordance with the Lease Agreement and/or this Addendum and/or in accordance with the provisions set forth in any law pursuant to a judgment whose execution was not stayed, and in respect of all reasonable expenses that the other party and/or anyone acting on its behalf incurred for the purpose of defending against a demand and/or a claim in connection therewith, including attorney fees, and all within 30 days as of the date of receiving the judgment whose execution was not stayed, and on the condition that the other party notifies said party regarding the receipt of any claim and/or demand in respect thereof shortly after its receipt, and affords said party a reasonable opportunity to defend to the extent that this is contingent on that party.
11.4. It is clarified that the provisions set forth in this Section 11 above refer solely to the Additional Leased Premises and anything associated therewith.

12. Modifications in the Leased Premises
It is agreed that the following provisions shall apply in anything related to Section 19 of the Original Lease Agreement:
12.1 The fifth and sixth paragraphs of Section 19.A. of the Original Lease Agreement shall be deleted and the following shall come in their place:
"Without derogating and/or without prejudice to the foregoing, if and when the Lessee performs any modifications, improvements and additions in the Leased Premises, including the works of the Lessee in the Leased Premises and/or systems thereof, at the time of returning possession in the Leased Premises to the Lessor for any reason, the Lessee shall remove at its expense the modifications, improvements and additions unless the Lessor delivers written notice and demands to leave the modifications, improvements and additions as aforesaid and/or any part thereof, and in such circumstances as aforesaid these shall become the property of the Lessor and the Lessee shall have no claim and/or demand against the Lessor in respect of the modifications, improvements and additions and/or in respect of its investments therein.
Notwithstanding the aforesaid, it is clarified that the Lessee shall not be required to remove construction works that were implemented by the Lessee in the Leased Premises and that are permanently attached to the Leased Premises, including to their floor, ceiling or walls and/or whose dismantling and/or removal from the Leased Premises might cause any damage to the Leased Premises. Upon expiration of the lease subject of this Agreement all construction works specified above (except for modular equipment, office cabinets, laboratory equipment, communication rooms, floating floors and designated air conditioning units) - shall be deemed as the property of the Lessor and the Lessee shall have no claim and/or demand against the Lessor in respect of the modifications, improvements and additions and/or in respect of its investments therein. For the avoidance of doubt it is clarified that the amendment of Section 19.A. as specified in this Section 12.1 above shall apply both with relation to the Existing Leased Premises and with relation to the Additional Leased Premises.
12.2. It is clarified that the first part of the fourth paragraph of Section 19.A of the Original Lease Agreement shall not apply with relation to performance of the Lessee's works in the Additional Leased Premises, and the provisions set forth in Section 6 of this Addendum above shall apply for the purpose of this matter.

13. Vacating the Leased Premises
It is agreed that in anything related to Section 20 of the Original Lease Agreement the following provisions shall apply:
13.1. That which is stated said in Section 20.A. of the Original Lease Agreement shall be deleted and the following shall come in its place:
"The Lessee undertakes to vacate the Leased Premises upon expiration of the Term of Lease or shortening thereof due to the termination or expiration of the Lease Agreement for any reason, upon the earlier and as the case may be, and return the Leased Premises to the sole possession of the Lessor when the Leased Premises are in the same condition they were on the Delivery Date, and the Lessee shall further remove any article and/or addition and/or fixture that was installed by the Lessee (unless the Lessor demanded that they be left in the Leased Premises) and in such manner that their removal shall not damage the Leased Premises and its exterior and interior appearance and all subject to reasonable wear however in any event - when the Leased Premises are in good condition, working order and whitewashed.
The Lessee shall return the Leased Premises when the Leased Premises are free from any article and person and in accordance with the provisions set forth in Section 19 of the Lease Agreement (subject to the repairs as specified in Section 12.1 of this Addendum above), and all at the expense and under the responsibility of the Lessee.
The dismantling of fixtures and/or systems in the Leased Premises owned by the Lessee (unless the Lessor demanded that they be left in the Leased Premises) shall be made in accordance with the instructions of the engineer and contractors approved for that purpose solely by the Lessor, and in any event without causing any damage to the building and/or the Leased Premises and/or systems installed therein and serving the Leased Premises and/or other lessees in the building and/or the routine operation of the building and/or other lessees therein."

14. Payment of taxes and expenses
It is agreed that in anything related to Section 22 of the Original Lease Agreement and with relation to the Additional Leased Premises the following provisions shall apply:
14.1 All taxes, expenses and all other payments applicable to the Lessee in accordance with the Original Lease Agreement and this Addendum including, but not limited to, payment of municipal taxes, electricity and water consumption, the Lessee’s relative cost for the ongoing maintenance of the public areas included in Shaar Yokneam Park and any payment made to any third party as specified in Section 22 of the Original Lease Agreement shall also apply to the Additional Leased Premises (for the avoidance of doubt, both with relation to Area A, Area B and Area C) as of the Delivery Date or the Deferred Delivery Date, except for payments for electricity and water consumption that shall apply as of the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works.
For the avoidance of doubt it is clarified that the Lessee shall not be held liable for payment of municipal taxes in respect of the Additional Leased Premises applicable as of the Date of Delivering the Additional Leased Premises for the purpose of Performing the Works and until the Delivery Date.
14.2. The Lessee shall be entitled, under its responsibility and at its expense, to apply to the local council to receive exemption from municipal taxes by virtue of Section 330 of the Municipalities Ordinance (Uninhabitable Property) to the extent that it is entitled to such an exemption as aforesaid, and the Lessor shall not be held liable and/or obligated in connection therewith. For the avoidance of doubt it is clarified that in the event that the Lessee does not obtain said exemption for any reason, this shall not derogate from the Lessee's undertakings to pay the full municipal taxes in respect of the Additional Leased Premises applicable as of the Delivery Date. In addition, the Lessee undertakes not to apply to the local council to receive a discount in payment of municipal taxes applicable to the Additional Leased Premises in respect of the Term of Lease of the Additional Leased Premises by virtue of Regulation 13 (Discount for municipal taxes in respect of a vacant property) of the State Economy Arrangements Regulations (Reduction in Municipal Property Tax), 5753-1993 (or any other law or regulation promulgated below). In any event in which the Lessee applies to the local council to receive a discount in payments of municipal taxes as aforesaid contrary to that which is stated above, and such a discount is granted to the Lessee as aforesaid, the Lessor shall be entitled, without prejudice to any other relief it may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, to receive from the Lessee at its first demand and even after expiration of the Term of Lease the discount amount in addition to linkage differentials and arrears interest.
14.3. It is agreed that the second paragraph in Section 22.A.2 of the Original Lease Agreement and Section 22.A.E shall not apply with respect to the Additional Leased Premises.

15. Electricity supply
It is agreed that notwithstanding the provisions of Section 22.A.a. of the Original Lease Agreement, and with respect to the electricity supply to the Additional Leased Premises and maintenance of electrical systems in the Additional Leased Premises:
15.1 It is hereby agreed that if the “Electricity Company” agree to it, the payment related to the electricity consumption shall be made directly by Lessee to the “Electricity Company”, and a separate electricity counter shall be installed in the Additional Leased Premises in the name of the Lessee .
15.2. Without derogating from the foregoing, it is agreed that if the Israel Electric Corporation disagrees with any of the provisions set forth in Section 15.1 above or in circumstances in which the Lessee leases less than 60% of the total areas designated for lease in the Existing Leased Premises and/or in the Additional Leased Premises (each separately), electricity to the Existing Leased Premises and/or the Additional Leased Premises (as the case may be) shall be supplied in accordance with the method determined by the Lessor from time to time, and might be supplied by way of "bulk supply " by and/or via the Lessor and/or the Management Company of Shaar Yokneam Park. To the extent that the Lessor states that the electricity supply is made in bulk the provisions set forth in Appendix G to this Addendum shall apply, and the Lessee undertakes to act in accordance with the provisions set forth in Appendix G, in any event in which the Lessor notifies that electricity supply is made in bulk.
For the avoidance of doubt it is clarified that the contents of this Section 15.2 shall not grant the Lessee any right to terminate the Term of Lease of the Existing Leased Premises and/or the Additional Leased Premises prior to expiration of the Term of Lease set forth in the Original Lease Agreement (with relation to the Existing Leased Premises) and/or in this Addendum (with relation to the Additional Leased Premises).
15.3. It is agreed that the Lessor shall be entitled to determine that electricity shall be provided by another supplier instead of the Israel Electric Corporation, provided that the substitute entity shall hold a valid license by law to supply electricity and in such circumstances the provisions set forth in the Lease Agreement and this Addendum regarding the Israel Electric Corporation shall apply to said substitute entity.
15.4. The Lessee confirms that it is aware that the electricity meters are placed by the Lessor together and/or in close proximity at the discretion of the Lessor, and the Lessee agrees to the location of the meter as aforesaid and its billing by the reading of that meter without any objection or appeal, including any change in location at the discretion of the Lessor.
15.5 For the avoidance of doubt, the terms of Section 22A.c of the Original Lease Agreement shall also apply to the Additional Leased Premises.

16. Management of the Building and inspection of the Leased Premises
It is agreed that notwithstanding the provisions of Section 23 of the Original Lease Agreement and with relation to the Additional Leased Premises within 90 days of the execution of this Addendum the Lessee shall sign a letter of undertaking relating to the management of the Additional Leased Premises and its systems which shall be attached as Appendix H to this Addendum and based upon the principles set forth in the Lessee's letter of undertaking that was enclosed as Appendix I to the Original Lease Agreement:
17. Bank guarantee
It is agreed that in anything related to Section 27 of the Original Lease Agreement and with relation to the Additional Leased Premises the following provisions shall apply:
17.1 In order to assure performance of the Lessee's undertakings and obligations in accordance with the Lease Agreement and this Addendum, the Lessee shall furnish to the Lessor, within 30 days of the date of approving the New UBP or from the date an operating contractor is selected by the Lessor, whichever is later, an autonomous and unconditional bank guarantee of a lawfully licensed and recognized bank operating in Israel, in addition to the bank guarantee that was presented by the Lessee in accordance with the Original Lease Agreement and in the form hereby enclosed as Appendix I to this Addendum. This guarantee shall be non-negotiable and nontransferable and shall be made solely to the order of the Lessor.
Said bank guarantee shall be made in the amount of NIS 6,111,593 (principal) (equal to the amount of the Rent for Area A (including parking fees) for 8 months of lease of Area A in addition to statutory VAT), and said amount shall be linked to increases in the Consumer Price Index in accordance with the rate in which the Consumer Price Index known at the time of its actual application compared to the rate of the Base Index within its meaning above (hereinafter: "Additional Bank Guarantee").
Notwithstanding the aforesaid, as of the date of occupancy of Area A the Additional Bank Guarantee shall be replaced by another bank guarantee (hereinafter: "Other Bank Guarantee") or its amount will be amended, subject to and in accordance with the following conditions:
17.1.1. To the extent that the value of the Lessee's company in NASDAQ is two billion dollars or higher in the year that preceded the occupancy date of Area A, the Lessee shall be entitled to replace the Additional Bank Guarantee with the Other Bank Guarantee in the amount of NIS 4,386,228 (principal) (equal to the amount of the Rent (including parking fees) for 4 months of lease of the Additional Leased Premises in addition to statutory VAT), and said amount shall be linked to increases in the Consumer Price Index in accordance with the rate in which the Consumer Price Index known at the time of its actual application compared to the rate of the Base Index within its meaning above. All other provisions set forth in the

Original Lease Agreement and this Section 17.1 regarding the bank guarantee shall also apply to this guarantee.
17.1.2. To the extent that the value of the Lessee's company in NASDAQ falls below two billion dollars but is greater than one and a half billion dollars on average in the year that preceded the date of occupancy of Area A, the Additional Bank Guarantee shall be replaced by the Other Bank Guarantee in the amount of NIS 5,482,785 (principal) (equal to the Rent of the Additional Leased Premises (including parking fees) for 5 months of lease of the Additional Leased Premises in addition to statutory VAT), and said amount shall be linked to increases in the Consumer Price Index in accordance with the rate in which the Consumer Price Index known at the time of its actual application compared to the rate of the Base Index within its meaning above. All other provisions set forth in the Original Lease Agreement and this Section 17.1 regarding the bank guarantee shall also apply to this guarantee.
17.1.3. To the extent that value of the Lessee's company in NASDAQ in the year that preceded the date of occupancy of Area A falls below one and a half billion dollars but is greater than one billion dollars on average, the Additional Bank Guarantee shall be replaced by the Other Bank Guarantee in the amount of NIS 6,579,342 (principal) (equal to the amount of the Rent of the Additional Leased Premises (including parking fees) for 6 months of lease of the Additional Leased Premises in addition to statutory VAT), and said amount shall be linked to increases in the Consumer Price Index in accordance with the rate in which the Consumer Price Index known at the time of its actual application compared to the rate of the Base Index within its meaning above. All other provisions set forth in the Original Lease Agreement and this Section 17.1 regarding the bank guarantee shall also apply to this guarantee.
17.1.4. In any event in which the value of the Lessee's company in NASDAQ falls below one billion dollars on average in the year that preceded the date of occupancy of Area A, the Lessee shall replace the Additional Bank Guarantee with the Other Bank Guarantee in the amount of NIS 8,772,454 (principal) (equal to the Rent of the Additional Leased Premises (including parking fees) for 8 months of lease of the Additional Leased Premises in addition to statutory VAT), and said amount shall be linked to increases in the Consumer Price Index in accordance with the rate in which the Consumer Price Index known at the time of its actual application compared to the rate of the Base Index within its meaning above. All other provisions set forth in the Original Lease Agreement and this Section 17.1 regarding the bank guarantee shall also apply to this guarantee.
After providing the Other Bank Guarantee and after every six calendar months during the Term of Lease, the parties shall examine the average value of the Lessee's company in NASDAQ during the relevant six calendar months, and said bank guarantee shall be replaced or its amount shall be updated in accordance with the criteria set forth in Section 17.1.1-17.1.4 above.
It is further clarified that the provisions set forth in this Section 17.1 shall apply as of the date of approving the New UBP or as of the date the Lessor has appointed the contractor (whichever is later) and during the entire Term of Lease of the Additional Leased Premises.
17.2. It is agreed that to the extent that the Lessor demands from the Lessee to transfer or assign the Additional Bank Guarantee or the Other Bank Guarantee to one of the five largest banks in Israel or to recognized financial institutions in Israel (including insurance companies), the Lessee shall furnish to the Lessor a new bank guarantee in accordance with the demand made by the Lessor in lieu of the existing bank guarantee. The Lessee undertakes to cooperate fully in anything related to the provisions set forth in this Section 17.2.
17.3. It is agreed that the first, second and eighth paragraph of Section 27 of the Original Lease Agreement shall not apply in anything related to the Additional Leased Premises.
17.4. It is further agreed that all securities that were deposited and/or that will be deposited with the Lessor in accordance with the provisions set forth in the Lease Agreement and this Addendum shall be used by the Lessor for the purpose of securing the full and accurate performance of all obligations and undertakings of the Lessee in accordance with the Lease Agreement and in accordance with this Addendum, both with respect to the Existing Leased Premises and with respect to the Additional Leased Premises.
17.5. In addition, the parties agree that upon signing this Addendum the bank guarantees that were provided to the Lessor with respect to the Existing Additional Leased Premises and with respect to all the additional areas that are leased to the Lessee in Shaar Yokneam Park (such as Hermon Building) shall be replaced permanently with an amount equal to the amount of the Rent (including parking fees) and Management Fees (principal) (as applicable to those areas) for 5 months of lease of the Existing Leased Premises and the additional areas (such as Hermon Building) as the case may be and for which the bank guarantees were provided to the Lessor, in addition to statutory

VAT, or whose amount shall be updated in accordance with the provisions set forth in this Section 17.5 above.
After providing the amended bank guarantees as specified in this Section 17.5 above, and upon expiration of a period of six calendar months during the relevant Term of Lease, the parties shall examine the average value of the Lessee's company in NASDAQ during the relevant six calendar months, and the bank guarantees as specified in this Section 17.5 shall be replaced or their amount shall be amended in accordance with the criteria set forth in Sections 17.1.1-17.1.3 above, mutatis mutandis. It is clarified that for the purpose of the bank guarantees specified in this Section 17.5 above, the provisions set forth in Section 17.1.3 shall apply if and to the extent that the average value of the Lessee's company in NASDAQ during the six calendar months as specified above falls below one and a half billion dollars.
For the avoidance of doubt it is clarified that until the date of presenting the updated bank guarantees as specified above, the Lessor shall continue to use all the previous bank guarantees that were presented by the Lessee to the Lessor, and the Lessor shall be entitled to use said guarantees.

18. The Adjudicator
18.1. In any event of dispute between the Lessor and the Lessee (and/or anyone acting on their behalf) regarding matters pertaining to the design, construction and delivery of the Additional Leased Premises, the dispute shall be referred to the decision of the Adjudicator within 7 days of the date of receiving a request from any of the parties. It is clarified that matters brought for the Adjudicator's decision shall relate solely to technical and/or engineering and/or operational matters.
18.2. The Adjudicator shall not be subject to the law of evidence or to court procedures, but shall be obligated to give reasons for his decisions.
18.3. Referral of disputes and differences of opinion to the Adjudicator as aforesaid shall not constitute justification of a delay in performing this Agreement by the parties, and in any event the Lessor and/or the Lessee shall be obligated to continue and uphold all their obligations in accordance with this Agreement. The Adjudicator shall be entitled to issue urgent interim instructions if necessary.
18.4. The Adjudicator shall be required to give his decision within 14 (fourteen) days of the date of receiving a query from any of the parties for the purpose of receiving his position regarding a dispute between the parties, and after the Adjudicator afforded each of the parties an opportunity to present its position to him. The parties undertake to cooperate with the Adjudicator to the extent required so that the Adjudicator will be able to meet the schedule required for the purpose of giving his decisions.
18.5. The Adjudicator's decision shall be final and shall bind the parties.
18.6. The parties shall incur the fees paid to the Adjudicator in equal parts, unless instructed otherwise by the Adjudicator.

19. General
19.1. Without derogating from that which is stated in this Addendum above, it is agreed that the provisions set forth in the last paragraph in Section 29.B and Sections 30.D and 30.E of the Original Lease Agreement shall not apply in anything related to the Additional Leased Premises.
19.2. It is clarified that anywhere in the Original Lease Agreement that includes a reference to the "Leased Premises" and/or to "Shlomo Building," and/or the “Structure” and/or the “Building” shall also mean the Additional Leased Premises, except for matters in which there is another express arrangement specified in this Addendum.
19.3. For the avoidance of doubt it is clarified that the Lessee may not offset any of the Lessee's payments in accordance with the Lease Agreement and/or this Addendum including, but not limited to, the Rent, different financial obligations that the Lessor owes to the Lessee by virtue of the Lease Agreement, and/or this Addendum, if any.
19.4. It is clarified and agreed between the parties that nothing stated in this Addendum shall constitute a waiver and/or remission on behalf of the Lessor of any argument and/or claim and/or demand of any thereof towards the Lessee, including in accordance with the Lease Agreement and/or in accordance with the provisions set forth in any law.
19.5. By signing this Addendum the Lessee grants its approval that its details, including the details of the Lease Agreement and this Addendum, shall be included in the lessees database managed by the Lessor and/or Melisron Ltd.

and/or any subsidiary thereof, in accordance with the provisions set forth in the Protection of Privacy Law 5741-1981 for the uses and the requirements of the Melisron Group, including direct mailing of information and content to the Lessee, and delivery of information to the suppliers and/or third parties that require the data for the purpose of working in Shaar Yokneam Park, managing the center, and so forth at the discretion of the database manager.
19.6. This Addendum shall take effect solely after the parties affix their signature thereto.

In Witness Whereof the Parties Have Signed in the Place and on the Date Stipulated in the Heading of this Addendum Hereinabove:

The Lessor	The Lessee